Exhibit 10.1
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
LODGIAN, INC.
AND
DANIEL E. ELLIS
JULY 20, 2009

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between Lodgian, Inc. (the “Company”), and Daniel E. Ellis (“You” or “Your”)(collectively, the “Parties”), is entered into and effective as of the 11th day of June, 2009 (the “Effective Date”).1
     WHEREAS, You are currently employed as Senior Vice President, General Counsel, and Secretary of the Company pursuant to the Executive Employment Agreement between You and the Company dated March 29, 2007 (the “Prior Agreement”);
     WHEREAS, the Company desires that You be appointed President and Chief Executive Officer of the Company and maintain your title as General Counsel and You desire to accept said employment;
     WHEREAS, you were elected to the Board of Directors on June 11, 2009;
     WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;
     WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
     WHEREAS, the Company has agreed to continue to employ You in exchange for Your compliance with the terms of this Agreement; and
     WHEREAS, the Company and You desire to express the terms and conditions of Your continued employment in this Amended and Restated Agreement.
     NOW, THEREFORE, the Parties agree:
1. Termination of Prior Agreement. On the Effective Date of this Agreement, the Parties hereby terminate the Prior Agreement. The Parties acknowledge and agree that the termination of the Prior Agreement does not and shall not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which You may have

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

as a shareholder, officer, or employee, or under any agreement or understanding between You and the Company, including, but not limited to, the Prior Agreement.
2. Employment and Duties
     (a) Position. The Company shall employ You as President, Chief Executive Officer and General Counsel.
     (b) Duties. You agree to perform all duties that are consistent with Your position and that may otherwise be assigned to You by the Board of Directors from time to time.
     (c) Reporting. You shall report directly to the Board of Directors of the Company.
     (d) Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, if such services shall impede Your ability to perform Your duties for the Company. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, and (C) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
     (e) Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement will control.
3. Term. This Agreement is for an indefinite term. This Agreement may be terminated only pursuant to Section 5 below. The period during which You are employed by the Company shall be referred to as the Employment Period.
4. Compensation.
     In addition to the 15,000 restricted stock grants the Company awarded You pursuant to a document dated June 11, 2009 (with 50% of the shares vesting on the first anniversary of the date of the grant and the balance vesting on the second anniversary), the Company will provide you with the following compensation and benefits:
     (a) Base Salary. During the Employment Period, the Company will pay You an annual minimum base salary (“Base Salary”) of Four Hundred Thousand Dollars ($400,000.00), minus applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be increased at the Company’s discretion based upon Your performance and the Company’s performance. Your Base Salary and other terms of your Employment Agreement will be reviewed on or about January 1, 2010 and on an annual basis thereafter.

     (b) Incentive Compensation. During the Employment Period, You will be a participant eligible to receive additional incentive compensation if Your performance and the Company’s performance meet certain criteria established as part of the Lodgian, Inc. Executive Incentive Plan (the “Incentive Plan”) and as amended from time to time by the Company’s Compensation Committee. The Incentive Plan is incorporated by reference. Compensation provided to You pursuant to the Incentive Plan will be paid pursuant to the terms of the Incentive Plan, and will be subject to all applicable withholdings.
     (c) Benefits Plans. During the Employment Period, You will be eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.
     (d) Vacation. During the Employment Period, You are entitled to four (4) weeks paid vacation each year. In addition, You shall be entitled to personal and/or sick days in accordance with the Company policies.
5. Termination. This Agreement may be terminated at any time by any of the following events:
     (a) Mutual written agreement between You and the Company at any time;
     (b) Your death;
     (c) Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole discretion;
     (d) For Cause. “For Cause” shall mean a termination by the Company because of any one of the following events:
     (i) Your willful refusal to follow the lawful directive of the Board of Directors or Your material failure to perform Your duties (other than by reason of disability, as defined in Section 5(c) above), in either case, only after You have been given written notice by the Board of Directors detailing the directives You have refused to follow or the duties You have failed to perform and been given at least 30 days to cure;
     (ii) Your material and willful failure to comply with Company policies as applied to Company employees, only after You have been given written notice by the Board of Directors detailing the policies with which You have failed to comply and been given at least 30 days to cure;
     (iii) Your engaging in any of the following conduct:
     (1) an act of fraud or dishonesty that materially harms the Company or its affiliates,

     (2) a felony or any violation of any federal or state securities law or Your being judicially enjoined from violating any federal or state securities law or being determined to have violated any such law;
     (3) gross negligence in connection with any property or activity of the Company and its subsidiaries and affiliates, and successors;
     (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the Board of Directors;
     (5) material breach of any of Your obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after You have been given written notice of the breach by the Board of Directors and been given at least thirty (30) days to cure;
     (6) becoming barred or prohibited by the SEC from holding Your position with the Company; or
     (iv) Your resignation for other than Good Reason as defined in Exhibit A;
     (e) Your resignation for Good Reason; or
     (f) Without Cause. “Without Cause” shall mean any termination of Your employment by the Company which is not defined in sub-sections (a)-(e) above.
6. Company’s Post-Termination Obligations.
     (a) If this Agreement terminates for the reasons set forth in Sections 5(a) or 5(d) above, and Section 7 below does not apply, then the Company will pay You all accrued but unpaid Base Salary through the termination date. The Company shall have no other obligations to You, including under this Agreement, the Incentive Plan, any Company policy, or otherwise; however, You shall continue to be bound by Section 9 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement. You shall not be entitled to any accelerated vesting or lapse of vesting restrictions with respect to any award(s) granted pursuant to the 2002 Lodgian, Inc. Stock Incentive Plan or any other similar plan.
     (b) If this Agreement terminates for any reason set forth in Sections 5(b), 5(c), 5(e), or 5(f) above, and Section 7 below does not apply, then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Internal Revenue Code (“Code”) § 409A(a)(2)(A)(i)), the Company shall: (i) pay You (or Your estate if applicable), within thirty (30) days of Your termination date a lump sum payment equal to Your then current annual Base Salary; (ii) reimburse Your and Your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of twelve (12) months; (iii) pay You (or Your estate if applicable), within thirty (30) days of Your termination date, a lump sum payment of One Hundred Fifty Thousand Six Dollars ($150,006.00); and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s) comprised of options to purchase Company stock shall be immediately exercisable in full, and so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) — (iv) to be referred to as the “Separation Benefits”). The Company shall have no other obligations to You, including under this Agreement, any Company policy, or otherwise. The Separation Benefits shall constitute full satisfaction of the Company’s obligations under this Agreement. The Company’s obligation to provide the Separation Benefits shall be subject to Section 8 below, and conditioned upon Your satisfaction of the following conditions (the “Separation Benefits Conditions”):
     (i) Execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind; and
     (ii) Your compliance with the restrictive covenants (Section 9(d)) and all of Your post-termination obligations, including, but not limited, the obligations contained in this Agreement.
     If You do not execute an effective Separation & Release Agreement as set forth above, the Company will not be obligated to provide any Separation Benefits to You under this Section 6(b). The Company’s obligation to provide the Separation Benefits set forth in this Section 6(b) shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
7. Change in Control.
     (a) Change In Control Separation Benefits.
     (i) If, within sixty (60) days before or three hundred sixty five (365) days after a Change in Control, this Agreement terminates for the reasons set forth in Sections 5(e) or 5(f), then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), the Company shall: (i) pay You a lump sum payment equal to two (2) times Your then current annual Base Salary, to be paid within thirty (30) days after the date of termination; (ii) pay You a lump sum payment of Three Hundred Thousand Twelve Dollars ($300,012.00), to be paid within thirty (30) days after the date of termination; (iii) reimburse Your and your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for the period during which You remain eligible for COBRA coverage and until You become eligible to participate in any subsequent employer’s major medical group health plan, up to a maximum of twenty-four (24) months; and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s)

comprised of options to purchase Company stock shall be immediately exercisable in full, or so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) — (iv) to be referred to as the “Change In Control Separation Benefits”). Your right to receive the Change In Control Separation Benefits shall be subject to Section 8 below and the Separation Benefits Conditions set forth in Section 6(b) above. The Change In Control Separation Benefits to be provided under this Section 7 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
     (b) Golden Parachute Limitation/Gross Up. Upon the closing of any transaction constituting a Change In Control, the Company shall select an independent tax consultant (the “ITC”) who shall be a lawyer, certified public accountant, or a compensation consultant, with expertise in the area of executive compensation tax law. The Company shall pay all fees and disbursements of the ITC. As soon as possible following the closing of the transaction constituting a Change In Control and the selection of the ITC, the ITC shall determine the extent to which the amounts paid or payable or distributed or distributable to You under this Section 7 that constitute “parachute payments” (as defined in Code § 280G(b)(2)) (the “Parachute Payments”) would be subject to the Code § 4999 excise tax. If the ITC determines that no Code § 4999 excise tax is payable by You, the ITC shall furnish You with a written opinion that You have substantial authority not to report any Code § 4999 excise tax due on Your income tax returns. You must provide the ITC with all information reasonably necessary for the ITC to determine the proper amount of excise tax which should be paid by You, and must agree to the release of such information by the Company to the ITC; otherwise, You shall not be entitled to any benefits under this Section 7(c).
     (i) Tax Gross Up. If Your Parachute Payments equal an amount greater than one hundred ten percent (110%) of three (3) times Your Base Amount (as defined in Code § 280G(b)(3)) (as determined by the ITC), then the Company shall pay You an additional lump sum cash payment (the “Gross-Up Payment”) in an amount such that, after Your payment of all taxes (including any Code § 4999 excise tax or any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, You retain from the Gross-Up Payment an amount equal to the Code § 4999 excise tax imposed upon the Parachute Payments.
     (ii) Golden Parachute Limitation. If Your Parachute Payments equal an amount less than or equal to one hundred ten percent (110%) of three (3) times Your Base Amount (as defined in Code § 280G(b)(3)) (as determined by the ITC), then the ITC shall determine the maximum amount of Parachute Payments that could be paid to You so that no portion of such maximum amount of Parachute Payments would be subject to the Code § 4999 excise tax (the “Maximum Payment Amount”), and the Company shall reduce the Parachute Payments so that they do not exceed the Maximum Payment Amount, with such reduction first applied with respect to Parachute Payments that would be cash compensation, but otherwise determined by the Company in its sole discretion.
8. Delay In Payments To Comply With Code § 409A. Notwithstanding any provision of this Agreement to the contrary, if You are a “specified employee” within the meaning of Code §409A(a)(2)(B)(i), then any payment that is required to be made under Section 6 or Section 7 above within the first six (6) months following Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) shall be paid on the date that is the first business day of the seventh (7th) month after the date of Your “separation from service” and shall be paid in a single lump sum payment, provided that You satisfy the Separation Benefits Conditions. The provisions of this Section are intended to require a delay in a payment under Section 6 or Section 7 above only to the extent that such a delay is required in order for such payment to comply with Code § 409A(a)(2)(B)(i), and shall not otherwise apply. In addition, immediately prior to Your “separation from service” (within the meaning of Code §409A(a)(2)(A)(i), the Company shall (i) establish an irrevocable grantor trust (the “Trust”) that shall have terms designed to be consistent with those allowed under the model trust set forth in IRS Revenue Procedure 92-64 and that shall have an independent financial institution as trustee, (ii) contribute to the Trust the amount of each payment delayed for six (6) months under this Section as of the date such payment would otherwise be required to be paid absent the provisions of this Section applying to delay such payment, and (iii) provide the trustee of the Trust with a written direction to (A) hold said amount in a segregated account for Your benefit and (B) pay from such segregated account all payments delayed under this Section (with earnings thereon) to You on the first business day of the seventh (7th) month after the date of Your “separation from service.” Trust assets shall be invested in the highest-yielding available money market account of the trustee (or, if the trustee does not have such an account, then the highest-yielding available money market account of Bank of America), and earnings on amounts contributed to the Trust for purposes of the preceding sentence shall be determined based on such chosen investment. All expenses of the trustee shall be paid by the Company and not from the Trust’s assets. The provisions of this Section shall not be required if You so agree in writing. Upon the trustee’s final payment of the entire corpus of the Trust in a single lump sum, the Trust shall terminate.
9. Your Post-Termination Obligations.
     (a) Return of Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You will return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phones, personal digital assistants (PDAs), keys, passcards, calling cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically without the Company’s prior written consent. The obligations contained in this Section also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

     (b) Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including, but not limited to, under Section 6 or Section 7 above.
     (c) Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company.
     (d) Restrictive Covenants. You acknowledge that the restrictions contained in this Section 9(d) are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.
     (i) Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
     You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
     The obligations under this sub-section shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
     (ii) Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Customers with whom You had Contact during the term of Your employment. Nothing in this sub-section shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which products or services the Company no longer offers.
     (iii) Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Prospective Customers with whom You had Contact during the last year of Your employment with the Company (or during Your employment if employed less than a year). Nothing in this sub-section shall be construed to prohibit You from soliciting any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business which the Company no longer offers.
     (iv) Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this sub-section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.
     (v) Non-Disclosure of Customer or Prospective Customer Information. During the Restricted Period, You shall not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in a Customer’s or Prospective Customer’s account.
(e) Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.
10. Injunctive Relief. You agree that if You breach any portion of Section 9 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
11. Independent Enforcement. The covenants set forth in Section 9 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the

Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 9 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 9 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
12. Release. You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment, claims arising out of or relating to the Prior Agreement or the termination of the Prior Agreement, claims arising by virtue of Your status as a shareholder of Company, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, claims arising out of or relating to equity or other ownership interest in Company, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation.
13. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
14. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
15. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
16. Entire Agreement. This Agreement, including Exhibit A, and the Incentive Plan which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
17. Amendments. As a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Section 9 of this Agreement (the “Amendment”) based on changes to Your duties or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

     The Parties further understand and acknowledge that modifications to this Agreement may be appropriate after final regulations are issued under Code § 409A. The Parties agree to negotiate in good faith regarding any such modifications that may be required in order to comply with Code § 409A and avoid additional and accelerated taxation to You pursuant to Code § 409A.
18. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 9 of this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
19. Governing Law. Except as set forth in Section 23 below, the laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
20. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
21. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Lodgian, Inc.
3445 Peachtree Rd., Suite 700
Atlanta, Georgia 30326
Attention: Chairman of the Board of Directors

To Executive:	Daniel E. Ellis
     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
22. Consent to Jurisdiction and Venue. Except as set forth in Section 23 below, You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
23. Arbitration. Except as provided below in this Section, all disputes arising out of Your employment or the cessation of Your employment, including, but not limited to, claims arising under or relating to this Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law shall be exclusively resolved by final and binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1. Such claims shall be settled by final and binding arbitration administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company will pay all filing fees and arbitrator costs associated with such arbitration.
     This arbitration provision shall not apply to any disputes or claims relating to or arising out of unemployment, workers compensation, and/or the restrictive covenants set forth in Section 9 of this Agreement, including, but not limited to, any claims for equitable relief relating to such restrictive covenants. Any claims relating to or arising out of Section 9 of this Agreement shall be governed by Sections 19 and 22 above.

Acknowledged and agreed:	SJB	DEE
	Lodgian, Inc.	Employee
24. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

LODGIAN, INC.			DANIEL E. ELLIS

By:	s/ Stewart J. Brown		s/ Daniel E. Ellis

	Its:	Chairman of the Board of Directors	Date: July 13, 2009
	Date:	July 20, 2009

EXHIBIT A
DEFINITIONS
A.	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

B.	“Beneficial Owner” shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

C.	“Business” shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

D.	“Change in Control” means the first of the following to occur after the date of this Agreement:
     (i) when any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company;
     (ii) when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board due to contested events;
     (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least a majority of the Combined Voting Power of the Company, such surviving entity, or the Parent of such surviving entity outstanding immediately after such merger or consolidation;
     (iv) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or

     (v) when the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.
E.	“Combined Voting Power” means the combined voting power of the Company’s or other relevant entity’s then outstanding voting securities.

F.	“Common Stock “ means the Common Stock, par value $.01 per share, of the Company.

G.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

H.	“Contact” means any interaction between You and a Customer or Prospective Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company.

I.	“Customer” means any person or entity to whom the Company has sold its products or services.

J.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

K.	“Good Reason” shall exist if (i) the Company, without Your written consent, (A) takes any action which results in the material reduction of Your then current duties or responsibilities, (B) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees, (C) commits a material breach of this

Agreement, or (D) requires You to relocate more than fifty (50) miles from the location of the Company’s home office on the Effective Date; (ii) You provide written notice to the Company of such action and provide the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.

L.	“Material Interaction” means any interaction between You and an Employee which relates or related, directly or indirectly, to the performance of Your duties for the Company.

M.	“Parent” means any corporation which is a “parent corporation” within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended, with respect to the relevant entity.

N.	“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

O.	“Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.

P.	“Restricted Period” means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

Q.	“Subsidiary” means any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, with respect to the Company.

R.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.